Exhibit 99.1

Rezolute, Inc. Announces Close of Convertible Note Financing

LOUISVILLE, Colorado, April 3, 2018 – (GLOBE NEWSWIRE) – Rezolute, Inc. (“Rezolute” or the “Company”) (OTCQB: RZLT), a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies for metabolic and orphan diseases, announced today that with the support of BVF Partners L.P. as lead investor, it has closed a convertible note financing (“Financing”) for gross proceeds of approximately $5 million. Under the terms of the Financing, the Company issued 12% secured convertible promissory notes with 100% common stock warrant coverage. The Company intends to use the net proceeds for general working capital purposes.

The securities sold in the financing have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the US absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Rezolute, Inc.
Rezolute is a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with metabolic and orphan diseases. Rezolute is advancing a diversified pipeline including: RZ358 (Phase 2), an antibody for the ultra-orphan indication of Congenital HyperInsulinism (CHI), with an abbreviated path-to-market strategy; AB101 (Phase 1), a once-weekly injectable basal insulin with the potential to transform the treatment landscape in diabetes management by reducing the therapeutic burden for patients and improving compliance; and RZ402 (plan to file IND in H2 2018), a Plasma Kallikrein Inhibitor (PKI) targeting Diabetic Macular Edema (DME). For more information, visit: www.rezolutebio.com.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Rezolute’s plans to complete a convertible note financing and the use of the proceeds thereof. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by Rezolute, including risks relating to Rezolute’s inability to complete the sale of all or any portion of the securities offered or inability to obtain applicable regulatory approval for the Offering and Rezolute’s discretion to re-allocate the use of proceeds in the context of its business. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, which are available on our website and at www.sec.gov.

Rezolute, Inc. Contact:

Noopur Liffick

VP of Corporate Development

(650) 549-4175

investor-relations@rezolutebio.com